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                                                                    EXHIBIT g(4)


[AIM LOGO APPEARS HERE]
--Registered Trademark--

P.O. Box 4333
Houston, TX 77210-4333
11 Greenway Plaza, Suite 100
Houston, TX 77046-1173
713-626-1919

A I M Advisors, Inc.



                                  June 1, 2000


Ms. Mayra Sacco
The Bank of New York
Relationship Manager
100 Church Street
10th Floor
New York, N.Y. 10286

Ms. Sacco:

         Pursuant to the terms and conditions of a certain Agreement and Plan of Reorganization ("Plan"), between AIM Funds Group, a Delaware business trust ("AFG"), and AIM Investment Securities Funds, a Delaware business trust ("AISF"), AFG transfer substantially all the assets of its AIM Municipal Bond Fund series (the "Predecessor Fund") to AISF in exchange for shares of beneficial interest of AISF's newly-created AIM Municipal Bond Fund series (the "New Fund") and the assumption by New Fund of substantially all the liabilities of Predecessor Fund. Following this transfer of assets, New Fund will distribute shares of beneficial interest to Predecessor Fund's shareholders, pro rata, in exchange for their shares of Predecessor Fund, and Predecessor Fund's AIM Municipal Bond Fund series will subsequently be dissolved. This transfer of assets will occur on June 1, 2000 ("Closing Date").

         Pursuant to Article XVIII, number 5 of the Custodian Contract of October 19, 1995, as further amended and supplemented, (the "Contract"), between the Predecessor Fund and The Bank of New York, the Predecessor Fund hereby requests that, as of the close of business on June 1, 2000, you act under the terms of the Contract, including the fee schedule relating thereto, as Custodian for the New Fund, which shall be deemed to have succeeded to the Predecessor Fund's obligations, rights and duties under the Contract.

         The Predecessor Fund hereby further requests that you agree that the obligations of the New Fund under the Contract shall not be binding upon any of the New Fund's trustees, shareholders, nominees, officers agents, or employees of the New Fund personally, but shall be binding only upon the assets and property of the New Fund to which such obligations relate.

         Please sign and return the enclosed copy of this letter to indicate your agreement to the assumption of the Agreement described above, and your waiver of any notice requirement under the Agreement.

         This letter may be executed in counterparts.

                                                     Very truly yours,

                                                     AIM FUNDS GROUP



                                             By: /s/ CAROL F. RELIHAN
                                                --------------------------------
                                                  Senior Vice President


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[AIM LOGO APPEARS HERE]
--Registered Trademark--



ACCEPTED AND AGREED:

The BANK OF NEW YORK



By: /s/ JAMES E. HILLMAN
   --------------------------------
   Name: James E. Hillman
   Title: Senior Vice President
   Date: June 2000

By signature below, AIM Investment Securities Funds, a Delaware trust, agrees to succeed to AIM Funds Group's rights, obligations and duties under the Contract.

ACCEPTED AND AGREED:

AIM INVESTMENT SECURITIES FUNDS



By: /s/ CAROL F. RELIHAN
   --------------------------------
   Name: Carol F. Relihan
   Title: Senior Vice President
   Date:
        ---------------------------